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                                                                    Exhibit 10.9

                                    AGREEMENT

      THIS AGREEMENT, dated April 26, 2001, is entered into by and between A. M. Castle & Co., a Maryland corporation ("Castle") and
_________________("Executive").

      WHEREAS, the Executive has rendered valuable service to Castle and Castle desires to be assured that the Executive will continue rendering such service to Castle; and

      WHEREAS, the Executive is willing to continue to serve Castle, but desires assurance that he will be protected in the event of any change in control.

      NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties agree as follows:

      1.    Castle agrees that if:

            a.    There is a change in control of Castle; and

            b.    Within 24 months after the date of such change in control,
            Executive's:

                  !     Duties and/or responsibilities have been

                        (i)   substantially changed or

                        (ii)  reduced; or

                  !     Has been transferred or relocated; or

                  ! Compensation has been reduced; and Executive terminates the employment within 30 months after the date of the change in control; or

            c. The Executive has been discharged or his employment has been terminated by the Company for whatever reason (other than discharge for cause, death or disability) within 24 months after the date of such change in control, then

      2.    Castle shall provide and the Executive shall receive the following:

            a. A lump sum cash payment in the amount of Executive's total compensation for the last 12 months prior to the date of the change in control date divided by 12 times 35, but in no event more than
            2.99 times the average of Total Compensation for the last 5 calendar years prior to the change in control date.

            In addition to the foregoing, the Executive shall

                  (i) be allowed to exercise any and all vested stock options awarded to him, which remain unexercised, for an additional 12 months after the termination date notwithstanding any other provisions of the Plan; and

                  (ii) notwithstanding termination prior to the end of a calendar year, be awarded any earned but not paid bonuses as of the termination date to be prorated to the termination date.

            b. Continued coverage by all of Castle's medical, health and dental plans or, in the event Castle's plans have been terminated, equivalent plan coverages for a period of twenty-four (24) months after such change of control.

            c. An additional retirement benefit over and above that which the Executive normally would be entitled to under Castle's retirement plan, equal to the actuarial equivalent of the additional amount that that Executive would have earned under such retirement plan or programs had he accumulated three (3) additional continuous years of service. Such amount shall be paid to the Executive in a cash lump sum payment at his normal retirement age. The Executive may also elect to receive such payment at his earlier retirement age as provided for in the retirement plans with the corresponding actuarial reduction and amount of such payments based upon the earlier date of such payments.

      3. The amounts paid to the Executive hereunder shall be considered severance pay in consideration of past services he has rendered to the Company and in consideration of his continued service from the date hereof to his entitlement of those payments.

      4. The Executive shall have no duty to mitigate his damages by seeking other employment. Should the Executive actually receive other payments from any other employment, the payments called for hereunder shall not be reduced or offset by any such future earnings.

      5. In the event that upon a change in control an immediate vesting of stock options, previously granted to Executive, occurs such that the value of the accelerated vesting is, for tax purposes, added to the value of the lump sum cash payment provided herein, the lump sum cash payment shall be increased by an amount necessary to pay any excise tax levied such that the net amount, after payment of

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                                                                    Exhibit 10.9

any such tax, is equal to what would have been received by Executive but for the inclusion of the accelerated stock option value.

      6.    As used herein, the following definitions shall control.

            a.    The term "Change in Control" shall mean either:

                  i. Ownership, whether direct or indirect, of shares in excess of twenty five percent (25%) of the outstanding shares of common stock of Castle by a person or group of persons other than Simpson Estates; or

                  ii. The occurrence of any transaction relating to Castle required to be described pursuant to the requirements of Item 5(f) of Schedule 14(a) of Regulation 14(a) of the Securities Exchange Act of 1934 as promulgated by the Security Exchanges Commission.

                  iii. Any change in the composition of the Board of Directors of Castle over a two (2) year period which results in a majority of the then present directors of Castle not constituting a majority two
            (2) years later, provided that in making such determination, directors who are elected by or under recommendation of the then present majority shall be excluded.

            b. "Total Compensation" shall mean the compensation amount shown on the Executive's W-2 Form plus all pre-tax amounts deducted for payment to Castle's retirement, profit sharing and health plans.

      7. The arrangements called for by this Agreement are not intended to have any effect on the Executive's participation in any other benefit available to executive personnel or to preclude other compensation or additional benefits as may be authorized by the Board of Directors from time to time.

      8. This Agreement shall be binding and shall inure to the benefit of the respective successors, assigns, legal representatives and heirs to the parties hereto.

      9. This Agreement shall terminate, even though prior to the acquisition or any change in control of Castle as defined herein, if the Executive shall voluntarily, resign, retire, become permanently and totally disabled, voluntarily take another position requiring a substantial portion of his time, or die. This Agreement shall also terminate if the Executive's employment as an officer of Castle shall have been terminated for any reason by the Board of Directors of Castle as constituted prior to any announced acquisition or change in control of Castle as defined herein.

ATTEST:                                     A. M. CASTLE & CO.

By: _____________________            By _______________________________________
         Secretary                          Chairman of the Human Resources
                                            Committee of the Board of Directors

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